Exhibit 99.2

STERLING BANCORP AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME

The following unaudited pro forma combined condensed consolidated statement of income and explanatory notes show the impact on the historical financial positions and results of operations of Sterling Bancorp and Astoria Financial Corporation (“Astoria”) and have been prepared to illustrate the effects of the merger of Astoria with and into Sterling Bancorp, with Sterling Bancorp surviving as the surviving corporation (the “Merger”), under the acquisition method of accounting with Sterling Bancorp treated as the acquirer. (Please see “Item 8.01 Other Events” included in the beginning of this Current Report on Form 8-K.)

Under the acquisition method of accounting, the assets and liabilities of Astoria, as of the effective date of the Merger, were recorded by Sterling Bancorp at their respective fair values and the excess of the Merger consideration over the fair value of Astoria’s net assets was allocated to goodwill. The unaudited pro forma combined condensed consolidated statement of income for the year ended December 31, 2017 is presented as if the Merger had occurred on January 1, 2017. The historical combined condensed consolidated statement of income has been adjusted to reflect factually supportable items that are directly attributable to the Merger and expected to have a continuing impact on consolidated results of operations.

The unaudited pro forma combined condensed consolidated statement of income is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The adjustments included in this unaudited pro forma combined condensed consolidated statement of income are preliminary and may be revised. The unaudited pro forma combined condensed consolidated statement of income also does not consider any potential impacts of potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

As explained in more detail in the accompanying notes to the unaudited pro forma combined condensed consolidated statement of income, the pro forma allocation of purchase price reflected in the unaudited pro forma combined condensed consolidated statement of income is subject to adjustment. Adjustments may include, but are not limited to, changes in (i) total Merger-related expenses if implementation costs vary from currently estimated amounts; (ii) the underlying values of assets and liabilities if market conditions differ from current assumptions; or (iii) if information unknown as of the completion of the Merger becomes known.

The unaudited pro forma combined condensed consolidated statement of income is provided for illustrative purposes only. The unaudited pro forma combined condensed consolidated statement of income is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined condensed consolidated statement of income and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed consolidated statement of income should be read together with:

•	The accompanying notes to the unaudited pro forma combined condensed consolidated statement of income;
•	Sterling Bancorp’s separate audited historical consolidated financial statements and accompanying notes as of and for the period ended December 31, 2017 included in Sterling Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 1, 2018;
•	Astoria’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the period ended September 30, 2017 attached as Exhibit 99.1 to this Current Report on Form 8-K; and
•	Other information pertaining to Sterling Bancorp and Astoria contained in or incorporated by reference in Sterling Bancorp’s Registration Statement on Form S-4 in connection with the Merger filed with the SEC on April 5, 2017, as amended on April 21, 2017.

Sterling Bancorp and Subsidiaries

Unaudited Pro Forma Combined Condensed Consolidated Statement of Income

For the Year Ended December 31, 2017

(Dollars in thousands)

	Sterling	Astoria			Pro Forma
	Twelve months ended	Nine months ended	Pro Forma		Combined
	31-Dec-17	30-Sep-17	Adjustments	Ref	Sterling
Interest income
Loans	$570,761	$265,541	$84,509	A	$920,811
Investment securities	102,523	55,744	7,899	B	166,166
Other earning assets	9,165	5,266	-		14,431
Total interest income	682,449	326,551	92,408		1,101,408

Interest expense
Deposits	56,110	19,858	(4,305)	C	71,663
Borrowings	50,196	69,255	(28,740)	D	90,711
Total interest expense	106,306	89,113	(33,045)		162,374
Net interest income	576,143	237,438	125,453		939,034
Provision for loan losses	26,000	(4,941)	-		21,059
Net interest income after provision	550,143	242,379	125,453		917,975

Non-interest income
Deposit fees and service charges	17,128	20,022	-		37,150
Gains on sale of available for sale securities	(344)	-	-		(344)
Other	47,418	14,501	-		61,919
Total non-interest income	64,202	34,523	-		98,725

Non-interest expense
Salaries and employee benefits	158,059	114,501	-		272,560
Occupancy and office operations	43,649	40,730	1,815	E	86,194
Amortization of intangible assets	13,008	-	16,932	F	29,940
FDIC Insurance and regulatory assessments	11,969	5,651	-		17,620
OREO expense	3,423	2,058	-		5,481
Merger-related	39,232	61,552	(100,784)	G	-
Charge of asset write-downs, systems integration, severance and retention	105,110	-	(104,507)	H	603
Other	58,925	44,411	-		103,336
Total non-interest expense	433,375	268,903	(186,544)		515,734

Income before income taxes	180,970	7,999	311,997		500,966
Income taxes	87,939	(6,556)	94,342	I	175,725
Net income	93,031	14,555	217,655		325,241
Preferred stock dividends	2,002	6,582	-		8,584
Net income available to common stockholders	$91,029	$7,973	$217,655		$316,657

Notes to Unaudited Pro Forma Combined Condensed Consolidated Statement of Income

Note 1—Basis of Presentation

The unaudited pro forma combined condensed consolidated statement of income has been prepared using the acquisition method of accounting giving effect to the Merger involving Sterling Bancorp and Astoria, with Sterling Bancorp as the acquirer. The unaudited pro forma combined condensed consolidated statement of income is presented for illustrative purposes only and is not necessarily indicative of the results of operations had the Merger been consummated at January 1, 2017, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The Merger was completed effective October 2, 2017 and provided the right for Astoria common stock holders to receive 0.875 of a common share of Sterling Bancorp for each share of Astoria common stock they held immediately prior to the Merger. Based on the New York Stock Exchange (“NYSE”) closing trading price of Sterling Bancorp on September 29, 2017 of $24.65 per share, the value of the merger consideration was approximately $2.2 billion. In addition, at the effective time of the Merger, each share of Astoria 6.50% Non-Cumulative Perpetual Preferred Stock, Series C, was automatically converted into the right to receive a share of a newly created series of preferred stock of Sterling Bancorp 6.50% Non-Cumulative Perpetual Preferred Stock, Series A.

Under the acquisition method of accounting, the assets and liabilities of Astoria were recorded at the respective estimated fair values on the Merger date, based on available information and facts and circumstances in existence at that time. The pro forma allocation of purchase price reflected in the unaudited pro forma combined condensed consolidated financial information is preliminary and subject to adjustment. Adjustments may include, but are not limited to, changes in (i) total Merger-related expenses if implementation costs vary from currently estimated amounts; or (ii) if information unknown as of the completion of the Merger becomes known.

Note 2—Estimated Merger and Integration Costs

The plan to integrate Sterling Bancorp’s and Astoria’s operations is in the process of being implemented. Over the next several months, the specific details of this implementation will continue to be executed. Sterling Bancorp has assessed the two companies’ personnel, benefit plans, premises, equipment, computer systems, and service contracts to determine where they may take advantage of redundancies or whether it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts between Astoria and certain service providers, and selling or otherwise disposing of certain premises, furniture, and equipment owned by Sterling Bancorp. Additionally, as part of our formulation of the integration plan, certain actions regarding existing Sterling Bancorp information systems, premises, equipment, benefit plans, supply chain methodologies, supplier contracts, and involuntary termination of personnel may be taken.

Sterling Bancorp recorded Merger-related expenses and other charges related to the Astoria Merger of $143.7 million, which was below the estimate of $165.0 million that was disclosed at the announcement of the Astoria Merger. The difference between the actual amounts recorded and the initial estimate is mainly due to lower asset write-downs and restructuring charges on real estate and facilities., as the conditions for recognizing restructuring charges under U.S. GAAP on certain facilities had not been met at the time of the closing date. As Sterling continues to execute the integration of Astoria’s business and operations. Sterling may incur incremental charges related mainly to additional financial center and other real estate consolidations. Management currently estimates that in aggregate, these charges will be below the initial $165.0 million estimate and will be recognized once the GAAP requirements for recording these expenses are met.

Note 3—Estimated Annual Cost Savings

Sterling Bancorp expects to realize over $100.0 million in annual pre-tax cost savings following the Merger, which management expects to be phased-in over a two-year period, but there is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all. The presented unaudited pro forma combined condensed consolidated statement of income do not reflect additional cost savings that will be realized over time.

Note 4—Pro Forma Merger Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated statement of income for the year ended December 31, 2017. All adjustments were based on current assumptions and valuations, which are subject to change.

A.	Adjustment to interest income on loans of $84,509 to reflect accretion from interest rate fair value adjustment over an estimated 6.5 year average life.

B.	Adjustment to interest income on securities of $7,899 to reflect accretion of securities discount from fair value adjustment over an estimated five-year average life.

C.	Adjustment to deposit interest expense of $4,305 to reflect amortization of deposit premium from fair value adjustment over an estimated five-year average life.

D.	Adjustment to borrowings interest expense of $28,740 to reflect amortization of borrowings premium from fair value adjustment over an estimated three-year average life.

E.	Adjustment to occupancy expense of $1,815 to reflect additional depreciation expense resulting from premises and equipment fair value adjustment. Depreciation was based on estimated useful life of 20 years.

F.	Adjustment to amortization of intangible assets expense of $16,932 to reflect amortization of acquired identified intangible assets based on an amortization period of 10 years using accelerated amortization.

G.	Adjustment to merger-related expense of $100,784 to eliminate merger-related charges directly associated with the Astoria Merger recorded in 2017, which were assumed to be incurred prior to January 1, 2017.

H.	Adjustment to charge of asset write-downs, systems integration severance and retention of $104,507 to eliminate such charges directly associated with the Astoria Merger recorded in 2017, which were assumed to be incurred prior to January 1, 2017.

I.	Adjustment to income tax expense of $94,342, to reflect income tax expense on pro forma income before income taxes at approximately 35%. The estimate tax rate considers the proportion of tax exempt income from state and local securities and loans, and bank owned life insurance to total pre-tax earnings.